Exhibit 99.1

Organicell Announces Positive Results Of Their Expanded Access Trial For The Treatment Of Mild to Moderate COVID-19 Using ZofinTM

Miami, FL (June 15th, 2021) - Organicell Regenerative Medicine, Inc. (OTCMKTS: BPSR), a clinical-stage biopharmaceutical company dedicated to the development of regenerative therapies, today announced the outcome of their expanded access (EA) intermediate size patient population trial (NCT04657406) which:

●	Met endpoints for safety and efficacy in patients with mild to moderate COVID-19
●	Mitigated mild and moderate symptoms
●	Improved pulmonary opacities detected in chest X-rays
●	Improved inflammatory biomarkers

The trial was conducted at United Memorial Medical Center (UMMC) in Houston, TX. The administration of ZofinTM was well tolerated in all enrolled subjects, with no adverse events. Chest X-ray data demonstrated that 75% of subjects had bilateral opacities caused by COVID-19 infection at day 0 (baseline), prior to ZofinTM treatment. Thirty days after ZofinTM treatment, chest X-ray data showed 83% of treated subjects had normal lung imaging, indicating complete recovery. There was also a significant decrease in biomarker levels like CRP, IL-6, and TNF-α at day 14, 21, and 30 when compared to the respective control with p-values less than p < 0.05, p < 0.01 and p < 0.001, respectively. Organicell intends to submit results for scientific peer review and publication.

Organicell will immediately submit this data to the FDA for a requested amendment to their approved IND (NCT04384445) to perform a placebo-controlled Phase 2 clinical trial to confirm safety and efficacy in a randomized fashion.

“There are only a few evidence-based treatments for acute COVID-19 that are appropriate for use in the outpatient setting. We are extremely pleased by the outcome of this analysis, which provides strong evidence that ZofinTM may be an effective treatment for patients who are at high risk of progressing to severe COVID-19, hospitalization, or both if no treatment is given,” said Vincent Friedewald, MD, FACC, FACP, Primary Investigator at UMMC, Houston, TX.

“The study results mark an important step in our journey to bring forward a biological drug capable of helping end this devastating pandemic,” said Mari Mitrani, M.D. Ph.D., Chief Science Officer of Organicell.

ABOUT ZOFINTM

ZofinTM is an acellular biologic therapeutic derived from perinatal sources and is manufactured to retain naturally occurring microRNAs, without the addition or combination of any other substance or diluent. This product contains over 300 growth factors, cytokines, and chemokines as well as extracellular vesicles/nanoparticles derived from perinatal tissues. Zofin™ is currently being tested in a phase I/II randomized, double blinded, placebo trial to evaluate the safety and potential efficacy of intravenous infusion of Zofin™ for the treatment of moderate to SARS related to COVID-19 infection.

ABOUT ORGANICELL REGENERATIVE MEDICINE, INC.

Organicell Regenerative Medicine, Inc. (OTCMKTS: BPSR) is a clinical-stage biopharmaceutical company that harnesses the power of exosomes to develop innovative biological therapeutics for the treatment of degenerative diseases. The Company’s proprietary products are derived from perinatal sources and manufactured to retain the naturally occurring exosomes, hyaluronic acid, and proteins without the addition or combination of any other substance or diluent. Based in South Florida, the company was founded in 2008 by Albert Mitrani, Chief Executive Officer and Dr. Mari Mitrani, Chief Scientific Officer. To learn more, please visit https://organicell.com/.

ABOUT UNITED MEMORIAL MEDICAL CENTER (UMMC)

UMMC Hospital was established to fill the need for quality emergency and surgical care in the community of Spring, Texas. We are a complete surgical facility with an Emergency Room to provide care for those unexpected medical emergency needs using innovative techniques and the latest methods of treatment. We operate by the Hippocratic Oath to the best of our ability. Our doctors remember that there is art to medicine as well as science, and that warmth, sympathy, and understanding may outweigh the surgeon’s knife or the chemist’s drug. To learn more, please visit https://ummc.care

FORWARD-LOOKING STATEMENTS

Certain of the statements contained in this press release should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as “will,” “believes,” “expects,” “potential” or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. We remind you that actual results could vary dramatically as a result of known and unknown risks and uncertainties, including but not limited to: potential issues related to our financial condition, competition, the ability to retain key personnel, product safety, efficacy and acceptance, the commercial success of any new products or technologies, success of clinical programs, ability to retain key customers, our inability to expand sales and distribution channels, legislation or regulations affecting our operations including product pricing, reimbursement or access, the ability to protect our patents and other intellectual property both domestically and internationally and other known and unknown risks and uncertainties, including the risk factors discussed in the Company’s periodic reports that are filed with the SEC and available on the SEC’s website (http://www.sec.gov). You are cautioned not to place undue reliance on these forward-looking statements All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Specific information included in this press release may change over time and may or may not be accurate after the date of the release. Organicell has no intention and specifically disclaims any duty to update the information in this press release.

Media Contact:

Jeanene Timberlake

Rooney Partners

646-770-8858

jtimberlake@rooneyco.com